Exhibit 23.1

Consent Of Independent Registered

Public Accounting Firm

We have issued our report dated March 10, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Medallion Financial Corp. on Form 10-K for the year ended December 31, 2025. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Medallion Financial Corp. on Form S-8 (File Nos. 333-226130, 333-211788, 333-239476, 333-266118, and 333-289382) and Form S-3 (File No. 333-272806).

/s/ Plante & Moran, PLLC

Chicago, Illinois

March 10, 2026